Exhibit 10.20

Exhibit A

PROMISSORY NOTE

FOR VALUE RECEIVED, Caring Brands Inc., a Nevada Corporation, its successors and assigns (the “Company) promises to pay to the order of Caro Partners LLC, (“Holder”), in immediately available funds, the aggregate principal amount set forth below (the “Principal Amount”), plus all accrued interest thereon, in accordance with the terms of this Promissory Note (“Note” or “Security”).

EFFECTIVE DATE:	July 24, 2025
PRINCIPAL AMOUNT:	$25,000.00
NET AMOUNT:	$25,000.00
MATURITY DATE：	December, 24 2025

1.	INCORPORATION. This Note is being issued pursuant to the terms of that certain Loan Agreement, dated as of July 24, 2025 by and between the Company and the Holder (the “Loan Agreement”). If not otherwise defined herein, all capitalized terms herein shall have the meanings given to them in the Loan Agreement. Further, all of the terms, representations, warranties, agreements, covenants and conditions set forth in the Loan Agreement are incorporated herein by reference. To the extent that there is a conflict between any condition, term or provision of this Note and the Loan Agreement, the conditions, terms, and provisions set forth herein shall specifically supersede the conflicting conditions, provisions and/or terms in the Loan Agreement.

2.	PAYMENT. All outstanding principal shall be due five months from the Effective Date (“Maturity Date”). The Company shall have three (3) days after the Maturity Date to deliver payment to the Holder.

3.	INTEREST. Interest shall accrue on the unpaid principal balance of this Note at the annual rate of EIGHT PERCENT (8%) until the entire Principal Amount is paid in full. Interest shall not be compounded and shall be computed on the basis of a three hundred sixty (360) day year comprised of twelve (12) months of thirty (30) days each, with any calculation based upon a partial month of less than thirty (30) days based on actual days lapsed. The Company will make interest payments quarterly, with the first interest payment due three (3) months from the Effective Date hereof and on each 3 months from such date until all interest and outstanding principal is paid in full.

4.	PREPAYMENT. The Company may, at its option, at any time and from time to time, prepay all or any part of the principal balance of this Note before the Maturity Date, without penalty; provided, that it shall provide Holder with fifteen (15) days’ advanced written notice of its intent to prepay this Note.

5.	DEFAULT. The occurrence of any one of the following events shall constitute an Event of Default:

a)	The non-payment, when due or upon demand, of any principal or interest pursuant to this Note;

b)	The material breach of any representation or warranty in the Loan Agreement;

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c)	The breach of any material covenant or undertaking herein or therein the Loan Agreement;

d)	The commencement by the Company of any voluntary proceeding under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, receivership, dissolution, or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or the adjudication of the Company as insolvent or bankrupt by a decree of a court of competent jurisdiction; or the petition or application by the Company for, acquiescence in, or consent by the Company to, the appointment of any receiver or trustee for the Company or for all or a substantial part of the property of the Company; or the assignment by the Company for the benefit of creditors; or the written admission of the Company of its inability to pay its debts as they mature;

e)	The commencement against the Company of any proceeding relating to the Company under any bankruptcy, reorganization, arrangement, insolvency, adjustment of debt, receivership, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, provided, however, that the commencement of such a proceeding shall not constitute an Event of Default unless the Company consents to the same or admits in writing the material allegations of same, or said proceeding shall remain undismissed for 20 days; or the issuance of any order, judgment or decree for the appointment of a receiver or trustee for the Company or for all or a substantial part of the property of the Company, which order, judgment or decree remains undismissed for 20 days; or a warrant of attachment, execution, or similar process shall be issued against any substantial part of the property of the Company;

f)	The Company liquidates, transfers, sells or assigns substantially all of its assets or elects to wind down its operations or dissolve;

g)	The Company fails to stay current in its SEC Reporting obligations;

h)	The Company defaults on any other debt or warrant agreement exceeding a value of $50,000;

i)	The Company breaches any other agreement it has with Holder or his assigns

There will be no cure period available for the Event of Default as defined in Section 11(d) and 11(e); Upon the occurrence of any Event of Default, and provided such Event of Default as defined in Section 11(a) through 11(c), and 11(f) through 11(m), has not been cured by the Company within five (5) business days after the occurrence of such Event of Default (except a payment default of any interest, principal and/or other amount when due, of which no cure period is available), the Holder, may, by written notice to the Company, declare all or any portion of the unpaid Principal Amount due to Holder, together with all accrued interest thereon, immediately due and payable (without advanced notice as may otherwise by required hereunder); provided that upon the occurrence of an Event of Default as set forth in paragraph (d) or paragraph (e) hereof, all or any portion of the unpaid Principal Amount due to Holder, together with all accrued interest thereon, shall immediately become due and payable without any such notice. Holder shall also have all other remedies available under law and equity. There shall be a default charge equal to 18% of the sum of any unpaid principal plus any interest accrued as of the default date.

In the event that Holder at its sole discretion elects to allow the Company to continue with repayment of the principal and interest on this Note after an Event of Default, the interest rate on the unpaid principal of this Note will change to 18% or the highest interest rate currently allowable under Florida law for loans of this amount (the “Default Interest Rate”). In the event of any changes under Florida law relating to the increases or decreases of allowable interest rates, this Note will be changed to the highest amount allowable under Florida law without notification or further ratification. As of the date of Default or any Event of Default, assuming the Holder allows reinstatement or continuation of this Note, the Default Interest Rate shall become the new rate of interest on this Note.

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Any payments that the Holder allows under this section shall be made through a wire transfer of funds or Certified Check.

6.	NOTICE. Any and all notices, demands, advance requests or other communications required or desired to be given hereunder by any party shall be in writing and shall be validly given or made to another party if (i) personally served, (ii) sent by email on the date such email is sent (provided confirmation of such email being sent is provided upon request) (iii) deposited in the United States mail, postage prepaid, return receipt requested, or (iv) by facsimile with confirmation receipt. Notice hereunder is to be given as follows:

If to the Company:

Caring Brands Inc.

130 S Indian River Drive,

Suite 202 PBM# 1232

Fort Pierce FL 34950

Attn: Brian S. John

If to the Holder:

Attn: Brian John, Caro Partners LLC

Address: 16142 Cadence Pass, Jupiter FL 33478

7.	REPRESENTATIONS AND WARRANTIES. The Company hereby makes the following representations and warranties to the Holder:

(a) Organization, Good Standing and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida and has the requisite corporate power to own, lease and operate its properties and assets and to conduct its business as it is now being conducted.

(b) Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and perform this Note and to issue and sell this Note. The execution, delivery and performance of this Note by the Company, and the consummation by it of the Transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action. This Note, when executed and delivered, will constitute a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by other equitable principles of general application.

(c) Disclosure. Neither this Note nor any other document, certificate or instrument furnished to the Holder by or on behalf of the Company in connection with the transactions contemplated by this Note contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements made herein or therein, in the light of the circumstances under which they were made herein or therein, not misleading.

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8.	REPRESENTATIONS AND WARRANTIES BY HOLDER. Holder, by its acceptance of this Note, represents and warrants to Company as follows:

(a) Holder is acquiring the Note with the intent to hold as an investment and not with a view of distribution.

(b) Holder is an “accredited investor” within the definition contained in Rule 501(a) under the Securities Act of 1933, as amended (the “Securities Act”), and is acquiring the Note for its own account, for investment, and not with a view to, or for sale in connection with, the distribution thereof or of any interest therein. Holder has adequate net worth and means of providing for its current needs and contingencies and is able to sustain a complete loss of the investment in the Note, and has no need for liquidity in such investment. Holder, itself or through its officers, employees or agents, has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of an investment such as an investment in the Securities, and Holder, either alone or through its officers, employees or agents, has evaluated the merits and risks of the investment in the Note.

(c) Holder acknowledges and agrees that it is purchasing the Note hereunder based upon its own inspection, examination and determination with respect thereto as to all matters, and without reliance upon any express or implied representations or warranties of any nature, whether in writing, orally or otherwise, made by or on behalf of or imputed to the Company.

(d) Holder has taken no action which would give rise to any claim by any person for brokerage commissions, transaction fees or similar payments relating to this Note or the transactions contemplated hereby. Holder acknowledges and agrees that neither the Company nor its employee(s), member(s), beneficial owner(s), or partner(s) solicited Holder to enter into this Note and consummate the transactions described in this Note.

9.	SUCCESSION AND ASSIGNABILITY. This Note shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The Holder may assign any of his or its rights, interests, or obligations hereunder on his or its own discretion without further approval from the Company.

10.	GOVERNING LAW AND CONSENT TO JURISDICTION. This Note shall be governed by and construed in accordance with the laws of the State of Florida without regard to conflict of law provisions. All disputes arising out of or in connection with this Note, or in respect of any legal relationship associated with or derived from this Note, shall only be heard in any competent court residing in Broward County, Florida. The Company agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any manner provided by law. The Company further waives any objection to venue in any such action or proceeding on the basis of inconvenient forum. The Company agrees that any action on or proceeding brought against the Holder shall only be brought in such courts.

11.	ATTORNEYS FEES. In the event the Holder hereof shall refer this Note to an attorney to enforce the terms hereof, the Company agrees to pay all the costs and expenses incurred in attempting or effecting the enforcement of the Holder’s rights, including reasonable attorney’s fees, whether or not suit is instituted.

12.	CONFORMITY WITHLAW. It is the intention of the Company and of the Holder to conform strictly to applicable usury and similar laws. Accordingly, notwithstanding anything to the contrary in this Note, it is agreed that the aggregate of all charges which constitute interest under applicable usury and similar laws that are contracted for, chargeable or receivable under or in respect of this Note, shall under no circumstances exceed the maximum amount of interest permitted by such laws, and any excess, whether occasioned by acceleration or maturity of this Note or otherwise, shall be canceled automatically, and if theretofore paid, shall be either refunded to the Company or credited on the Principal Amount of this Note.

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13.	SEVERABILITY. If any portion of this Note is declared by a court of competent jurisdiction to be invalid or unenforceable, such portion shall be deemed severed from this Note, and the remaining part shall remain in full force and effect as if no such invalid or unenforceable provisions had been a part of this Note.

14.	WAIVER. Holder shall not be deemed to have waived any rights under this Note unless such waiver is given in a dated writing signed by Holder. No delay or omission on the part of Holder in exercising any right pursuant to this Note shall operate as a waiver of such right or any other right. A waiver by Holder of any provision of this Note or of any rights against any individual, entity or collateral shall not prejudice or constitute a waiver of strict compliance of any other provision of this Note by any other individual or entity. No prior waiver by Holder or course of dealing between Holder and any individual or entity collectively constituting the Company shall constitute a waiver of any rights of Holder or of any obligations pursuant to this Note.

15.	This Note and the Loan Agreement (and the warrant issued thereunder) constitute the entire agreement between the parties relating to the subject matter hereof, and may not be altered or amended except by written agreement signed by the parties.

In witness whereof, the below parties signed and sealed this Note as of above date written.

CARING BRANDS INC. (“COMPANY”)		(“HOLDER”)

By:		By:
Name:	Glynn Wilson	Name:	Brian John
Title:	CEO

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